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                                                                 EXHIBIT (a)(10)

                           DELAWARE POOLED TRUST, INC.
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION

         DELAWARE POOLED TRUST, INC., a Maryland corporation, having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

         FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

         SECOND: The Articles of Incorporation of the Corporation, as amended and supplemented (the "Articles"), are further amended as follows: (i) by redesignating and changing the name of the existing series of the Corporation's Common Stock currently designated as "The Aggressive Growth Portfolio" series to "The Mid-Cap Growth Equity Portfolio" series; and (ii) by deleting the old series name from the Articles, and inserting in lieu thereof the new series name.

          THIRD: The Articles of Incorporation of the Corporation, as amended and supplemented (the "Articles"), are further amended as follows: (i) by redesignating and changing the name of the existing series of the Corporation's Common Stock currently designated as "The Small Cap Growth Equity Portfolio" series to "The Small-Cap Growth Equity Portfolio" series; and (ii) by deleting the old series name from the Articles, and inserting in lieu thereof the new series name.

         FOURTH: The foregoing amendments to the Articles of the Corporation as set forth above have been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and is limited to a change expressly permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

         FIFTH: The amendments to the Articles of the Corporation as forth above do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of the series of Common Stock of the Corporation that are subject of the amendments or the aggregate par value thereof.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this 6TH day of OCTOBER, 1998 by its Vice President, who acknowledges that the Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained herein are true in all material respects.


                                                     DELAWARE POOLED TRUST, INC.

                                                     By: /s/Eric E. Miller
                                                         -----------------
                                                         Eric E. Miller
                                                         Vice President

ATTEST: /s/Richelle S. Maestro
        ----------------------
        Richelle S. Maestro
        Assistant Secretary